Exhibit 5.1

[CLEARY GOTTLIEB STEEN & HAMILTON LLP LETTERHEAD]

July 17, 2012

América Móvil, S.A.B. de C.V.

Lago Zurich 245

Plaza Carso / Edificio Telcel

Colonia Granada Ampliación

11529 México, D.F. México

Ladies and Gentlemen:

We have acted as special United States counsel to América Móvil, S.A.B. de C.V. (the “Company”), a sociedad anónima bursátil de capital variable organized under the laws of the United Mexican States (“Mexico”) in connection with the Company’s offering, pursuant to a registration statement on Form F-3 (No. 333-182394) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 28, 2012, to provide the following full and unconditional guarantees (collectively, the “Guarantees”) of debt securities issued by Teléfonos de México, S.A.B. de C.V. (“Telmex”), a sociedad anónima bursátil de capital variable organized under the laws of Mexico:

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The Company’s Guarantees (the “2015 Guarantees”) of the 5.50% Senior Notes due 2015 (the “2015 Notes”), issued by Telmex under an indenture dated as of November 19, 2003 (the “2003 Base Indenture”), between Telmex and The Bank of New York Mellon (as successor to JPMorgan Chase Bank), as Trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture, dated as of January 27, 2005 (the “Third Supplemental Indenture”), as amended and supplemented by the Supplement to the Third Supplemental Indenture, dated as of February 22, 2005 (the “2015 First Supplement”), as further amended and supplemented by the Second Supplement to the Third Supplemental Indenture, dated as of July 17, 2012 (the “2015 Second Supplement” and, together with the 2003 Base Indenture, the Third Supplemental Indenture and the 2015 First Supplement, the “2015 Notes Indenture”), among Telmex, the Company, as guarantor, and the Trustee, which sets forth the terms of the 2015 Guarantees;

América Móvil, S.A.B. de C.V., p. 2

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The Company’s Guarantees (the “2016 Guarantees”) of the 8.75% Senior Notes due 2016 (the “2016 Notes”), issued by Telmex under the 2003 Base Indenture, as amended and supplemented by the Fourth Supplemental Indenture, dated as of January 31, 2006 (the “Fourth Supplemental Indenture”), as further amended and supplemented by the Supplement to the Fourth Supplemental Indenture dated as of July 17, 2012 (the “2016 Supplement” and, together with the 2003 Base Indenture and the Fourth Supplemental Indenture, the “2016 Notes Indenture”), among Telmex, the Company, as guarantor, and the Trustee, which sets forth the terms of the 2016 Guarantees; and

•

The Company’s Guarantees (the “2019 Guarantees”) of the 5.500% Senior Notes due 2019 (the “2019 Notes”), issued by Telmex under an indenture, dated as of June 19, 2009 (the “2009 Base Indenture”), between Telmex and the Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of November 12, 2009 (the “First Supplemental Indenture”), as further amended and supplemented by the Supplement to the First Supplemental Indenture dated as of July 17, 2012 (the “2019 Supplement” and, together with the 2009 Base Indenture and the First Supplemental Indenture, the “2019 Notes Indenture”), among Telmex, the Company, as guarantor, the Trustee and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and transfer agent, which sets forth the terms of the 2019 Guarantees.

The 2015 Second Supplement, the 2016 Supplement and the 2019 Supplement are herein called the “Supplements.”

The Guarantees are to be issued under the Registration Statement. The prospectus/consent solicitation statement dated June 28, 2012, as filed with the Commission pursuant to Rule 424(b)(2) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), but excluding the documents incorporated by reference therein, is herein called the “Prospectus/Consent Solicitation Statement.”

In arriving at the opinions expressed below, we have reviewed the Registration Statement, including the 2003 Base Indenture, the Third Supplemental Indenture, the 2015 First Supplement, the Fourth Supplemental Indenture, the 2009 Base Indenture, the First Supplemental Indenture and the form of supplement among the Company, as guarantor, Telmex and the Trustee, setting forth the terms of the Guarantees, each of which is filed with or incorporated by reference as an exhibit to the Registration Statement, and we have reviewed the 2015 Second Supplement, the 2016 Supplement, the 2019 Supplement and the certificate dated July 12, 2012 of Global Bondholder Services Corporation, as Information and Tabulation Agent, relating to the percentage of holders of each of the 2015 Notes, the 2016 Notes and the 2019 Notes, delivering consents pursuant to the Prospectus/Consent Solicitation Statement. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

América Móvil, S.A.B. de C.V., p. 3

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that each of the 2015 Guarantees, the 2016 Guarantees and the 2019 Guarantees are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the 2015 Notes Indenture, the 2016 Notes Indenture and the 2019 Notes Indenture, as applicable.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to 2015 Notes Indenture, the 2016 Notes Indenture, the 2019 Notes Indentures or the Guarantees where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

We note that (a) the designation in Section 115 of each of the 2003 Base Indenture and the 2009 Base Indenture, Section 301 of the First Supplemental Indenture and in Section 403 of each Supplement of the U.S. federal courts located in the Borough of Manhattan, The City of New York as the venue for actions or proceedings arising out of or relating to the 2003 Base Indenture, the 2009 Base Indenture, the First Supplemental Indenture, the Supplements or the Guarantees, as applicable, are (notwithstanding the waivers in Section 115 of each of the 2003 Base Indenture and the 2009 Base Indenture, Section 301 of the First Supplemental Indenture and Section 403 of each Supplement) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding and (b) the enforceability in the United States of the waiver in Section 115 of each of the 2003 Base Indenture and the 2009 Base Indenture and Section 403 of each Supplement by the Company of any immunity from jurisdiction or to service of process is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding U.S. federal statute and no controlling U.S. federal court decision on this issue. Accordingly, we express no opinion as to whether a U.S. federal court would award a judgment

América Móvil, S.A.B. de C.V., p. 4

in a currency other than U.S. dollars, or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

We express no opinion as to the enforceability of the judgment currency indemnities in Section 1010 of each of the 2003 Base Indenture and the 2009 Base Indenture.

In addition, we note that the waiver of defenses relating to the Guarantees in Section 201 of each Supplement may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute).

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm in the Prospectus/Consent Solicitation Statement under the headings “Validity of Guarantees” as counsel for the Company who have passed on the validity of the Guarantees being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Nicolas Grabar
Nicolas Grabar, a Partner